NEWS RELEASE

Contacts:
Michael Peckham
NetManage, Inc.
408/973-7171
invest.rel@netmanage.com

NetManage Announces Proposed Reverse Stock Split

CUPERTINO, CA (September 14, 2001) — NetManage, Inc. announced that it received a Nasdaq staff determination letter indicating that the Company no longer complies with the minimum bid price requirement for continued listing, as set forth in Marketplace Rule 4450 (a) (5), and that the Company’s common stock is therefore subject to delisting from the Nasdaq National Market.

The Company is appealing this determination by immediately requesting a hearing before a Nasdaq listing qualifications panel. The date for this hearing has not yet been established. The Company has been advised that Nasdaq will not take any action to delist its stock pending the conclusion of that hearing. There can be no assurance that the Company’s appeal will be successful, and its common stock may be delisted from the Nasdaq National Market if the appeal is denied, is unsuccessful or if the Company decides, for business reasons, not to effectuate alternative remedies.

In anticipation of the Nasdaq listing qualifications hearing, NetManage today filed a preliminary proxy with the Securities and Exchange Commission proposing a one-for-five reverse stock split to assist the Company in meeting the Nasdaq minimum bid price requirement of $1.00 per share.

“We believe it is in the best interests of the stockholders and the Company to remain listed on a national stock exchange such as Nasdaq and are therefore proposing a reverse stock split to our stockholders”, said Zvi Alon, Chairman, president and CEO of NetManage. Mr. Alon went on to say, “We have made significant progress in executing our business plan even under the current economic conditions in which we operate and believe we are well poised to benefit as the economy improves.”

About NetManage, Inc.

Founded in 1990, NetManage, Inc. (NASDAQ: NETM) delivers information access, publishing, integration, and support software and services that maximize a company’s investment in existing information systems and applications. It provides an instant bridge to e-commerce. NetManage offers a significantly broader range of application integration software, host access software, centralized management, and live interactive support solutions than competitors. Only NetManage instantly transforms corporate information assets into powerful e-business solutions. NetManage sells and services it products worldwide through its direct sales force, international subsidiaries, and authorized channel partners. For more information, visit www.netmanage.com, send e-mail or call 408.973.7171 (Pacific Time).

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company’s competitive position, the Company’s positioning in the eBusiness, the Company’s acquisitions, and the progress and benefits of the Company’s execution on its business plan. The Company’s actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that the markets for the Company’s products could grow more slowly than the Company or market analysts believe, that the Company is unable to position itself to take advantage of growth in the eBusiness market, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company’s target markets. In addition, there is no assurance that the Company will not suffer increased competitive pressures; and that corporate buying decisions will not be influenced by the actions of the Company’s competitors or other market factors; or that the Company will continue to progress in the execution of its business plan. Additional information on these and other risk factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.

Note to Editors: NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

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